EXHIBIT 10.1

STOCK PURCHASE AGREEMENT

between

MARTIN RESOURCE MANAGEMENT CORPORATION,
as Seller,

and

MARTIN OPERATING PARTNERSHIP LP,
as Buyer,

dated as of

October 22, 2018

Exhibit A - Amendment No. 3 to Omnibus Agreement
Exhibit B - Master Services Agreement

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”), dated as of October 22, 2018, is entered into by and between Martin Resource Management Corporation, a Texas corporation (“Seller”), and Martin Operating Partnership L.P., a Delaware limited partnership (“Buyer”).
RECITALS

WHEREAS, Seller owns all of the issued and outstanding shares of common stock, par value $1.00 (the “Shares”), of Martin Transport, Inc., a Texas corporation (the “Company”);
WHEREAS, Martin Midstream Partners L.P., a Delaware limited partnership (“MMLP”) is the sole limited partner of Buyer, and Martin Operating GP LLC, a Delaware limited liability company (the “General Partner”), is the sole general partner of Buyer;
WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the Shares, subject to the terms and conditions set forth herein; and
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS

The following terms have the meanings specified or referred to in this ARTICLE I:
“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of this Agreement, Martin Midstream GP LLC and its direct or indirect downstream subsidiaries, including MMLP and Buyer, shall not be deemed to be Affiliates of Buyer, and General Partner, MMLP, Buyer and their downstream subsidiaries shall not be deemed to be Affiliates of Seller.
“Agreement” has the meaning set forth in the preamble.
“Amendment No. 3 to Omnibus Agreement” means Amendment No. 3 to the Omnibus Agreement among Seller, Buyer, MMLP and General Partner in the form attached as Exhibit A.
“Audited Financial Statements” has the meaning set forth in Section 3.06.
“Balance Sheet” has the meaning set forth in Section 3.06.
“Balance Sheet Date” has the meaning set forth in Section 3.06.
“Benefit Plan” has the meaning set forth in Section 3.16(a).
“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Kilgore, Texas are authorized or required by Law to close.

“Buyer” has the meaning set forth in the preamble.
“Buyer Indemnified Party” has the meaning set forth in Section 7.02.
“Calculation Period” means each of fiscal years 2019, 2020 and 2021.
“Calculation Statement” has the meaning set forth in Section 2.04(a).
“Cash Consideration” means the amount of cash as set forth on the Closing Statement to be paid to Seller at the Closing.
“Closing” has the meaning set forth in Section 2.06.
“Closing Date” has the meaning set forth in Section 2.06.
“Closing Statement” has the meaning set forth in Section 2.02(b).
“Code” means the Internal Revenue Code of 1986, as amended.
“Common Stock” has the meaning set forth in Section 3.03(a).
“Company” has the meaning set forth in the recitals.
“Company Intellectual Property” has the meaning set forth in Section 3.11(b).
“Data Room” means the electronic document repository established by Seller utilizing Accellion’s secure collaboration web user interface containing the documents set forth in the index included in Section 1.01(a) of the Disclosure Schedules.
“Direct Claim” has the meaning set forth in Section 7.05(c).
“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.
“Disputed Line Items” has the meaning set forth in Section 2.04(b).
“Dollars” or “$” means the lawful currency of the United States.
“Drop Dead Date” has the meaning set forth in Section 8.01(b)(i).
“DOT” means the United States Department of Transportation.
“Earn-out Calculation Delivery Date” has the meaning set forth in Section 2.07(b)(i).
“Earn-out Calculation Statement” has the meaning set forth in Section 2.07(b)(ii).
“Earn-out Calculation Objection Notice” has the meaning set forth in Section 2.07(b)(ii).
“Earn-out Payment” has the meaning set forth in Section 2.07(a).
“Earn-out Period” means January 1, 2019 through December 31, 2021.

“EBITDA” means, with respect to any Calculation Period, the net income of the Company before interest, income taxes, depreciation, amortization and any other non-cash charge or credit of the Company for such period, determined in accordance with GAAP applied in a manner consistent with the application of GAAP in the preparation of the Company’s financial statements for the most recent fiscal year ended.
“EBITDA Threshold” means Twenty-two Million Six Hundred Thousand Dollars ($22,600,000).
“Effective Time” has the meaning set forth in Section 2.06.
“Employees” means those Persons employed by an entity.
“Encumbrance” has the meaning set forth in Section 3.03(a).
“Environmental Claim” means any action, suit, claim, investigation or other legal proceeding by any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials at any location, whether or not owned by the Company, prior to the Effective Time which gives rise to a duty to report, investigate or take remedial action or constitutes a violation of any Environmental Law; or (b) any actual or alleged non-compliance with any Environmental Law in existence prior to the Effective Time.
“Environmental Law” means any Law in existence and applicable to the business of the Company prior to the Effective Time, including any Governmental Order or binding agreement with any Governmental Authority, which (a) relates to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata) from any Hazardous Materials; or (b) concerns the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” also includes the following (including their implementing regulations and any state analog Laws in effect prior to the Effective Time): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.
“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.
“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made by any Governmental Authority pursuant to Environmental Law.

“Estimated Purchase Price” has the meaning set forth in Section 2.02(a).
“Estimated Working Capital” has the meaning set forth in Section 2.03.
“Final Balance Sheet” has the meaning set forth in Section 2.04(b).
“Final Working Capital” has the meaning set forth in Section 2.04(b).
“Final Working Capital Calculation” has the meaning set forth in Section 2.04(b).
“Final Working Capital Deficit” means the amount, if any, by which the Final Working Capital (as determined pursuant to Section 2.04) is less than the Estimated Working Capital.
“Final Working Capital Surplus” means the amount, if any, by which the Final Working Capital (as determined pursuant to Section 2.04) exceeds the Estimated Working Capital.
“Financial Statements” has the meaning set forth in Section 3.06.
“FMCSA” has the meaning set forth in Section 3.19(a).
“GAAP” means United States generally accepted accounting principles in effect from time to time.
“General Partner” means Martin Midstream GP LLC, the general partner of MMLP.
“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect, the Release of which is regulated under any Environmental Law; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Indebtedness” means any of the following: (a) indebtedness for borrowed money, (b) obligations evidenced by bonds, debentures, notes or other similar instruments, (c) obligations to pay the deferred purchase price of property or services, (d) obligations as lessee under capitalized leases, contingent or otherwise, as obligor, guarantor or otherwise, including any lease termination payments or charges, (e) in the nature of guarantees of the obligations described in clauses (a) through (d) above of any other Person and (f) any accrued and unpaid interest on, and any prepayment premiums, penalties or similar contractual charges in respect of, any of the foregoing obligations computed as though payment is being made in respect thereof as of the Effective Time.
“Indemnified Party” has the meaning set forth in Section 7.04.

“Indemnifying Party” has the meaning set forth in Section 7.04.
“Insurance Policies” has the meaning set forth in Section 3.12.
“Intellectual Property” has the meaning set forth in Section 3.11(a).
“Interim Balance Sheet” has the meaning set forth in Section 3.06.
“Interim Balance Sheet Date” has the meaning set forth in Section 3.06.
“Interim Financial Statements” has the meaning set forth in Section 3.06.
“Knowledge of Seller” or “Seller’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of those persons listed on Section 1.01(b) of the Disclosure Schedules.
“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.
“Leases” has the meaning set forth in Section 3.10(b).
“Liens” means any lien, pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment or other similar encumbrance.
“Losses” means losses, damages, liabilities, costs or expenses, including reasonable attorneys’ fees.
“Master Services Agreement” means an agreement between Seller and Buyer in the form as attached hereto as Exhibit A.
“Material Adverse Effect” means any event, occurrence, fact, condition or change that is materially adverse to (a) the business, results of operations, financial condition or assets of the Company, or (b) the ability of Seller to consummate the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (vi) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (vii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Company; (viii) any natural or man-made disaster or acts of God; or (ix) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded), provided, that, in the case of the foregoing clauses (i) through (iii), (vi) and (viii), if such effect materially disproportionately affects the Company, as compared to other Persons or businesses that operate in the industry in which the Company operates, then the disproportionate aspect of such effect may be taken into account in determining whether a Material Adverse Effect has occurred.
“Material Contracts” has the meaning set forth in Section 3.09(a).

“MMLP” has the meaning set forth in the recitals.
“MPS” means Martin Products Sales LLC, a wholly-owned subsidiary of Seller.
“Notice of Disagreement” has the meaning set forth in Section 2.04(b).
“Owner-Operator Contracts” has the meaning set forth in Section 3.09(c).
“Owner-Operators” has the meaning set forth in Section 3.09(c).
“Permits” means all permits, licenses, franchises, approvals, authorizations, and consents required to be obtained from Governmental Authorities.
“Permitted Encumbrances” has the meaning set forth in Section 3.03(a).
“Permitted Liens” has the meaning set forth in Section 3.10(a).
“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.
“Pre-Closing Tax Returns” has the meaning set forth in Section 5.10(a).
“Proposed Final Balance Sheet” has the meaning set forth in Section 2.04(a).
“Proposed Final Working Capital Calculation” has the meaning set forth in Section 2.04(a).
“Purchase Price” has the meaning set forth in Section 2.02(a).
“Qualified Benefit Plan” has the meaning set forth in Section 3.16(b).
“Real Property” means the real property owned, leased or subleased by the Company, together with all buildings, structures and facilities located thereon.
“Release” means, with respect to any Hazardous Materials, any release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).
“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.
“Review Period” has the meaning set forth in Section 2.07(b)(ii).
“SA Determined Amount” has the meaning set forth in Section 2.04(b).
“Seller” has the meaning set forth in the preamble.
“Seller Indemnified Party” has the meaning set forth in Section 7.03.
“Settlement Accountants” has the meaning set forth in Section 2.04(b).
“Shares” has the meaning set forth in the recitals.

“Straddle Period” means any Tax period that begins before the Effective Time and ends after the Effective Time.
“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.
“Third-Party Claim” has the meaning set forth in Section 7.05(a).
“Working Capital” means the amount equal to the Company’s total current assets (excluding cash and excluding any current accounts receivable owed by MPS to the Company, which are subject to the terms of Section 5.11), minus the Company’s total current liabilities (excluding current Indebtedness consisting of current capital leases or other debt obligations).
“Working Capital Target” means Six Million Three Hundred Thousand Dollars ($6,300,000).
ARTICLE II
PURCHASE AND SALE

Section 2.01Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Shares for the consideration specified in Section 2.02.

Section 2.02Purchase Price; Closing Statement.

(a)The aggregate cash purchase price for the Shares shall be One Hundred Thirty-five Million Dollars ($135,000,000) (the “Purchase Price”), (i) plus the amount by which Estimated Working Capital exceeds the Working Capital Target or (ii) less the amount by which the Working Capital Target exceeds the Estimated Working Capital, in each case as determined in accordance with Section 2.03, and (iii) minus the amount of any Indebtedness of the Company that Seller and Buyer have agreed that the Company should retain after the Closing (collectively, the “Estimated Purchase Price”).

(b)At least three (3) Business Days prior to the Closing Date, Seller shall prepare and deliver to Buyer a statement (the “Closing Statement”) setting forth the amount of the Estimated Purchase Price. Buyer shall promptly review and comment on the Closing Statement. Upon agreement by Seller and Buyer to the Estimated Purchase Price subject to the adjustment as provided in Section 2.04, Seller shall re-issue any revisions to the Closing Statement no later than one (1) Business Day prior to the Closing Date.

Section 2.03Estimated Purchase Price Adjustment. At least three (3) Business Days prior to the Closing Date, Seller will deliver to Buyer a reasonably detailed calculation of the good faith estimated amount of Working Capital as of the Effective Time prepared in accordance with the methodology set forth on Schedule 2.03 (the “Estimated Working Capital”). Seller shall in good faith consider the objections, if any, of Buyer to the Estimated Working Capital and, if Seller determines in good faith that revisions are appropriate, re-issue the Estimated Working Capital no later than one Business Day prior to the Closing Date. Notwithstanding the foregoing, the Purchase Price, as adjusted at Closing pursuant to this Section 2.03, shall be subject to upward or downward adjustment after Closing in the manner set forth in Section 2.04.

Section 2.04Purchase Price Adjustment.

(a)Within ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Seller: (i) a proposed final balance sheet of the Company prepared in accordance with GAAP as of the Effective Time (the “Proposed Final Balance Sheet”), (ii) a reasonably detailed calculation of the proposed final Working Capital as of the Effective Time based on the Proposed Final Balance Sheet prepared in accordance with the methodology set forth on Schedule 2.03 (the “Proposed Final Working Capital Calculation”), and (iii) based on such Proposed Final Balance Sheet and Proposed Final Working Capital Calculation, a calculation of the Final Working Capital Deficit, if any, or the Final Working Capital Surplus, if any ((i), (ii) and (iii) together, the “Calculation Statement”). Buyer shall provide Seller reasonable access to the records (including the work papers and other accounting documents of the Company and its independent accountants and auditors related to periods on or prior to the Closing Date) and personnel involved in the preparation of the Closing Statement in order to review and confirm the accuracy of the Proposed Final Working Capital Calculation.

(b)If Seller disagrees in whole or in part with the Closing Statement, then within thirty (30) days after receipt of the Closing Statement, Seller shall notify Buyer of such disagreement in writing (the “Notice of Disagreement”), setting forth in reasonable detail the particulars of any such disagreement and disputed items. The Notice of Disagreement shall include a copy of the Closing Statement indicating the line items that are in dispute (the “Disputed Line Items”) and shall be accompanied by Seller’s revised determination of the Proposed Working Capital Calculation. If Seller does not provide a Notice of Disagreement within such thirty (30) day period, then Seller shall be deemed to have accepted in full the Closing Statement as prepared by Buyer, which shall be final, binding and conclusive for all purposes hereunder. If any Notice of Disagreement is timely provided and contains the proper information, then Buyer and Seller shall use commercially reasonable efforts for a period of twenty (20) days (or such longer period as they may mutually agree) to resolve any Disputed Line Items. During such twenty (20) day period, Buyer and Seller shall have access to the working papers, schedules and calculations of the other used in the preparation of the Closing Statement, the Notice of Disagreement, and the Disputed Line Items. If, at the end of such period, Buyer and Seller fail to resolve such Disputed Line Items, then Buyer and Seller shall engage Deloitte LLP or, if Deloitte LLP is unwilling or unable to serve in such capacity, another independent accounting firm selected by the mutual agreement of Buyer and Seller to resolve such Disputed Line Items (the “Settlement Accountants”). Buyer and Seller will enter into reasonable and customary arrangements for the services to be rendered by the Settlement Accountants under this Section 2.04. The Settlement Accountants shall determine as promptly as practicable (and in any event within forty-five (45) days from the date that the dispute is submitted to it), whether the Closing Statement was prepared in accordance with the standards set forth in this Agreement and to what extent (if any) the Proposed Working Capital Calculation requires adjustment as a result of a Disputed Line Items. The Settlement Accountants shall resolve each Disputed Line Item by calculating such Disputed Line Item in accordance with this Agreement (for each such Disputed Line Item, the amount so calculated is referred to as the “SA Determined Amount”) and establishing as the final amount of such Disputed Line Item the applicable SA Determined Amount; provided, that the SA Determined Amount for each Disputed Line Item may not be greater than the highest amount proposed by Buyer and Seller nor less than the lowest amount proposed by Buyer and Seller. Buyer and Seller shall each furnish to the Settlement Accountants such work papers and other documents and information relating to the disputed issues, and shall provide interviews and answer questions, as such Settlement Accountants may reasonably request. The determination of the Settlement Accountants shall be final, conclusive and binding on the parties hereto absent manifest error. Judgment may be entered on the decision of the Settlement Accountants in any court of competent jurisdiction. The Proposed Final Working Capital Calculation (i) in the form agreed to by Buyer and Seller as final, (ii) in the form deemed final as provided in the third sentence of this Section 2.04(b), or (iii) as revised, if necessary, to reflect the final determination by the Settlement Accountant, is referred to herein as the “Final Working Capital Calculation,” the final Working Capital of the Company calculated pursuant thereto is referred to herein as the “Final Working Capital” and the final balance sheet of the Company as of the Effective Time calculated pursuant thereto are collectively referred to herein as the “Final Balance Sheet.”

(c)The fees and expenses of the Settlement Accountants pursuant to this Section 2.04 shall be apportioned between Buyer and Seller based on the dollar amount in dispute and inversely related to the relative recovery, as determined by the Settlement Accountants. For example, if the aggregate dollar amount of the Disputed Line Items is $1,000,000 and the relative recovery of Seller and Buyer as determined by the Settlement Accountants is $900,000 and $100,000, respectively, then Buyer will be apportioned ninety percent (90%) and Seller will be apportioned ten percent (10%) of the Settlement Accountants’ fees.

(d)If the Final Working Capital Calculation reflects a Final Working Capital Deficit, then Seller shall pay to Buyer, in cash, the amount of the Final Working Capital Deficit within three (3) Business Days after determination of the Final Working Capital Calculation. If the Final Working Capital Calculation reflects a Final Working Capital Surplus, then Buyer shall pay to Seller, in cash, the amount of the Final Working Capital Surplus within three (3) Business Days after determination of the Final Working Capital Calculation.

(e)Any payment required to be made pursuant to Section 2.04(d) shall be made by Buyer or Seller, as the case may be, by wire transfer of immediately available funds to an account designated in writing by Buyer, if there is a Final Working Capital Deficit, or Seller, if there is an Final Working Capital Surplus, at least one (1) Business Day prior to such transfer. The amount of any such payment shall bear interest at a rate of 8% per annum from the date the Final Working Capital is due to be paid under Section 2.04(d) to, but excluding, the date of payment. Such interest shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed, without compounding.

(f)The provisions of this Agreement shall apply in such a manner so as not to give the components and calculations duplicative effect to any item of adjustment, and no amount shall be (or is intended to be) included, in whole or in part (either as an increase or reduction), more than once in the calculation of (including any component of) Working Capital, Estimated Working Capital, Final Working Capital, Losses, or any other calculated amount pursuant to this Agreement.

(g)Any rights accruing to a party under this Section 2.04 shall be in addition to and independent of the rights to indemnification under Article VII and any payments made to any party under this Section 2.04 shall not be subject to the terms of Article VII.

(h)Any payments made pursuant to this Section 2.04 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 2.05Transactions to be Effected at the Closing.

(a)At the Closing, Buyer shall deliver, or cause to be delivered, to Seller:

(i)the Cash Consideration by wire transfer of immediately available funds to an account designated in writing by Seller to Buyer no later than two (2) Business Days prior to the Closing Date; and

(ii)all other agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to Section 6.03 of this Agreement.

(b)At the Closing, Seller shall deliver to Buyer:

(i)stock certificates evidencing the Shares, free and clear of all Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, with all required stock transfer tax stamps affixed thereto; and

(ii)all other agreements, documents, instruments or certificates required to be delivered by Seller at or prior to the Closing pursuant to Section 6.02 of this Agreement.
Section 2.06Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Shares contemplated hereby shall take place at a closing (the “Closing”) to be held at 10:00 a.m., Dallas, Texas time, on the later of January 2, 2019 or the date that is three (3) Business Days after the last of the conditions to Closing set forth in ARTICLE VI have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), at the offices of Clark Hill Strasburger, 901 Main Street, Suite 6000, Dallas, Texas 75202, or at such other time or on such other date or at such other place as Seller and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”), to be effective as of 12:01 a.m. on January 1, 2019 (the “Effective Time”).

Section 2.07Earn-out Payments.

(a)On the terms and conditions set forth in this Section 2.07, as additional consideration and purchase price for the purchase of the Shares, at such times as provided in Section 2.07(d), Buyer shall pay to Seller with respect to each Calculation Period within the Earn-out Period, an amount, if any (each, an “Earn-out Payment”), by which the EBITDA for such Calculation Period exceeds the EBITDA Threshold; provided, that, in no event shall Buyer be obligated to pay Seller an aggregate Earn-out Payment in excess of $3,333,334 for any Calculation Period or to pay aggregate Earn-out Payments in excess of $10,000,000 for the Earn-out Period and, provided further, such obligations to make any Earn-out Payment shall be deferred during such time as such payment is prohibited by any existing loan or credit agreement (or amendment or replacement thereof) with a bona fide third party lender who is not an Affiliate of Buyer which agreement is binding on Buyer or any of its Affiliates. If the EBITDA for a particular Calculation Period does not exceed the EBITDA Threshold, no Earn-out Payment shall be due for such Calculation Period.

(b)Procedures Applicable to Determination of the Earn-out Payments.

(i)Not later than thirty (30) calendar days following completion of audited financial statements for the Company and its subsidiaries to be prepared in accordance with GAAP consistently applied with past practices for the Calculation Period (each such date, an

“Earn-out Calculation Delivery Date”), Buyer shall prepare and deliver to Seller a written statement (in each case, an “Earn-out Calculation Statement”) setting forth in reasonable detail its determination of EBITDA for the applicable Calculation Period (as determined from such audited financial statements) and its calculation of the resulting Earn-out Payment (in each case, an “Earn-out Calculation”). Buyer shall use commercially reasonably efforts to cause its financial statements to be prepared within 120 days after the end of each Calculation Period.

(ii)Seller shall have thirty (30) calendar days after receipt of the Earn-out Calculation Statement for each Calculation Period (in each case, the “Review Period”) to review the Earn-out Calculation Statement and the Earn-out Calculation set forth therein. During the Review Period, Buyer shall: (A) permit Seller and its Representatives reasonable access to such records, work papers and other materials of Buyer and the Company relating to the preparation of each Earn-out Calculation Statement as may be reasonably necessary or desirable to permit Seller to review in detail the manner in which each Earn-out Calculation Statement was prepared; and (B) provide Seller and its Representatives, upon at least 24 hours prior advance notice and during normal business hours, with the opportunity to question Buyer’s employees regarding the preparation of the Earn-out Calculation Statement and the calculation of the Earn-out Payment. Prior to the expiration of the Review Period, Seller may object to the Earn-out Calculation set forth in the Earn-out Calculation Statement for the applicable Calculation Period by delivering a written notice of objection (an “Earn-out Calculation Objection Notice”) to Buyer. Any Earn-out Calculation Objection Notice shall specify the items in the applicable Earn-out Calculation disputed by Seller and shall describe in reasonable detail the basis for such objection, as well as the amount in dispute. If Seller fails to deliver an Earn-out Calculation Objection Notice to Buyer prior to the expiration of the Review Period, then the Earn-out Calculation set forth in the Earn-out Calculation Statement shall be final and binding on the parties hereto. If Seller timely delivers an Earn-out Calculation Objection Notice, Buyer and Seller shall negotiate in good faith to resolve the disputed items and agree upon the resulting amount of the EBITDA and the Earn-out Payment for the applicable Calculation Period. If Buyer and Seller are unable to reach agreement within 30 calendar days after such an Earn-out Calculation Objection Notice has been given, all unresolved disputed items shall be promptly referred to the Settlement Accountants. The Settlement Accountants shall be directed to render a written report on the unresolved disputed items with respect to the applicable Earn-out Calculation as promptly as practicable, but in no event greater than 30 calendar days after such submission to the Settlement Accountants, and to resolve only those unresolved disputed items set forth in the Earn-out Calculation Objection Notice. If unresolved disputed items are submitted to the Settlement Accountants, Buyer and Seller shall each furnish to the Settlement Accountants such work papers, schedules and other documents and information relating to the unresolved disputed items as the Settlement Accountants may reasonably request. The Settlement Accountants shall resolve the disputed items based solely on the applicable definitions and other terms in this Agreement and the presentations by Buyer and Seller, and not by independent review. The resolution of the dispute and the calculation of EBITDA and the Earn-out Payment that is the subject of the applicable Earn-out Calculation Objection Notice by the Settlement Accountants shall be final and binding on the parties hereto. The fees and expenses of the Settlement Accountants shall be apportioned between Buyer and Seller based upon the dollar amount in dispute and inversely related to the relative recovery, as determined by the Settlement Accountants, in the same manner as provided in Section 2.04(c).

(c)Buyer’s obligation to pay each of the Earn-out Payments to Seller in accordance with Section 2.07(a) is an independent obligation of Buyer and is not otherwise conditioned or contingent upon the satisfaction of any conditions precedent to any preceding or subsequent Earn-out Payment, and the obligation to pay an Earn-out Payment to Seller shall not obligate Buyer to pay any preceding or subsequent Earn-out Payment. For the avoidance of doubt and by way of example, if the conditions precedent to the payment of the Earn-out Payment for the first Calculation Period are not satisfied, but the conditions precedent to the payment of the Earn-out Payment for the second Calculation Period are satisfied, then Buyer would be obligated to pay such Earn-out Payment for the second Calculation Period for which the corresponding conditions precedent have been satisfied, and not the Earn-out Payment for the first Calculation Period.

(d)Any Earn-out Payment that Buyer is required to pay pursuant to Section 2.07(a) hereof shall be paid in full no later than ten (10) days following the date upon which the determination of EBITDA and the Earn-out Payment for the applicable Calculation Period becomes final and binding upon the parties as provided in Section 2.07(b)(ii) (including any final resolution of any dispute raised by Seller in an Earn-out Calculation Objection Notice). Buyer shall pay to Seller the applicable Earn-out Payment in cash by wire transfer of immediately available funds to a bank account designated writing by Seller. Such amount shall bear interest at a rate equal to 8% per annum from the date that Earn-out Payment is due to be paid under this Section 2.07 to, but excluding, the date of payment. Such interest shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed, without compounding.

(e)Subject to the terms of this Agreement, subsequent to the Closing, Buyer shall have sole discretion with regard to all matters relating to the operation of the Company and shall have no obligation to operate the Company to achieve any Earn-out Payment. Buyer shall not take any actions solely or primarily for purposes of avoiding or reducing any Earn-out Payment.

(f)The parties hereto understand and agree that (i) the contingent rights to receive any Earn-out Payment shall not be represented by any form of certificate or other instrument, and do not constitute an equity or ownership interest in Buyer or the Company, (ii) Seller shall not have any rights as a security holder of Buyer or the Company as a result of Seller’s contingent right to receive any Earn-out Payment hereunder, and (iii) no interest is payable with respect to any Earn-out Payment, except as provided pursuant to Section 2.07.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER
Except as set forth in the Disclosure Schedules, Seller represents and warrants to Buyer that the statements contained in this ARTICLE III are true and correct as of the date hereof through the Closing Date.
Section 3.01     Organization and Authority of Seller. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the state of Texas. Seller has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Seller of this Agreement, the performance by Seller of its obligations hereunder and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 3.02     Organization, Authority and Qualification of the Company. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the state of Texas and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect.

Section 3.03     Capitalization.

(a)The authorized capital stock of the Company consists of 50,000 shares of common stock, par value $1.00 (“Common Stock”), of which 1,000 shares are issued and outstanding and constitute the Shares. All of the Shares have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by Seller, free and clear of all security interests, pledges, options, warrants, phantom equity, rights to purchase, restrictions on transfer, contracts, calls, puts, rights to subscribe, rights of conversion or exchange, proxies or any other agreements, commitments or restrictions (“Encumbrances”) other than any Encumbrances under the articles of incorporation or Bylaws of the Company, the Securities Act of 1933, as amended, and applicable state securities laws (“Permitted Encumbrances”).

(b)There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Company or obligating Seller or the Company to issue or sell any shares of capital stock of, or any other interest in, the Company. The Company does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

Section 3.04     No Subsidiaries. The Company does not own, or have any interest in any shares or have an ownership interest in any other Person.

Section 3.05     No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) result in a violation or breach of any provision of the certificate of formation or by-laws of Seller or the Company; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller or the Company; or (c) except as set forth in Section 3.05 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any Material Contract, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a Material Adverse Effect. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller or the Company in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for such filings as may be required under the HSR Act and as set forth in Section 3.05 of the Disclosure Schedules and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices the lack of which, in the aggregate, would not have a Material Adverse Effect.

Section 3.06     Financial Statements. Copies of Seller’s audited financial statements with consolidating schedules showing the balance sheet of the Company as of December 31, 2017 and each of the years 2016 and 2015 and the related statements of income and cash flows for the years then ended (the “Audited Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Company as of September 30, 2018 and the related statements of income and cash flows for the nine (9) month period then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”) have been delivered to Buyer. The Financial Statements are consistent in all material respects with the books and records of the Company (which, in turn, are accurate and complete in all material respects), have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments and the absence of notes. The Financial Statements fairly present in all material respects the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The balance sheet of the Company as of December 31, 2017 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Company as of September 30, 2018 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”.

Section 3.07     Undisclosed Liabilities. To the Knowledge of Seller, the Company has no liabilities, obligations or commitments of a type required to be reflected on a balance sheet prepared in accordance with GAAP, except (i) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date; and (ii) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not material in amount.

Section 3.08     Absence of Certain Changes, Events and Conditions. Except as expressly contemplated by the Agreement or as set forth on Section 3.08 of the Disclosure Schedules, from the Interim Balance Sheet Date until the date of this Agreement, the Company has operated in the ordinary course of business in all material respects and there has not been, with respect to the Company, any:

(a)event, occurrence or development that has had a Material Adverse Effect;

(b)material amendment of the charter, by-laws or other organizational documents of the Company;

(c)split, combination or reclassification of any shares of its capital stock;

(d)issuance, sale or other disposition of any of its capital stock, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

(e)declaration or payment of any dividends or distributions on or in respect of any of its capital stock or redemption, purchase or acquisition of its capital stock, other than is contemplated by Section 5.11;

(f)material change in any method of accounting or accounting practice of the Company, except as required by GAAP or applicable Law or as disclosed in the notes to the Financial Statements;

(g)acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(h)adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(i)damage, destruction, or loss, of property of the Company that is not covered by insurance, in an amount exceeding $125,000 individually or $375,000 in the aggregate excluding damages, destruction or losses that fall with Company’s deductible or self-insurance retention amounts;

(j)sale or other disposition of any assets of the Company in excess of $125,000 individually or $375,000 in the aggregate other than in the ordinary course of business consistent with past practice or as expressly permitted by the terms of this Agreement;

(k)any imposition of any Lien other than a Permitted Lien on any of the assets of the Company;

(l)entering into, or amendment, modification, termination (partial or complete) or granting of a waiver under or giving any consent with respect to any Material Contract that results in a material detriment to the business of the Company;

(m)capital expenditures or commitments in an amount exceeding $125,000 individually or $375,000 in aggregate;

(n)(i) change in the Company’s Tax principles, methods (including its method of Tax accounting), policies or elections (including any change in its annual Tax accounting period), or filed any amended Tax Return; (ii) closing agreement, settlement of any Tax claim, audit or assessment relating to the Company; (iii) surrender of any right to claim a Tax refund, offset or other reduction in Tax; (iv) consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company; or (v) failure to pay or discharge Taxes in any material respect when they became due and payable; or

(o)agreement to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.09     Material Contracts.

(a)Section 3.09(a) of the Disclosure Schedules lists each of the following contracts and other agreements of the Company (the “Material Contracts”):

(i)all agreements of the Company with its top ten (10) customers (other than Buyer) in 2017 and for the six months through June 30, 2018;

(ii)all active agreements that relate to the acquisition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(iii)except for agreements relating to trade receivables, all agreements relating to indebtedness (including guarantees) of the Company, in each case having an outstanding principal amount in excess of $50,000;

(iv)all agreements between or among the Company on the one hand and Seller or any Affiliate of Seller (other than the Company) on the other hand;

(v)all collective bargaining agreements or agreements with any labor organization, union or association to which the Company is a party;

(vi)all partnership, joint venture or similar agreements; and

(vii)all agreements that (A) restrain, limit or restrict the ability of the Company to compete with any business or Person, conduct any line of business or conduct any business in any geographical area; (B) create or purport to create any exclusive or preferential relationship or arrangements that is an obligation binding on the Company; (C) grant any Person an option or a first-refusal, first-offer or similar preferential right with regard to any matter; or (D) contain “most-favored nations” pricing or other “most-favored nations” clauses except for those that would not have a Material Adverse Effect.

(b)Except as set forth on Section 3.09(b) of the Disclosure Schedules, the Company is not in breach of, or default under, any Material Contract, and, to the Knowledge of Seller, no counterparty to any Material Contract is in breach of, or default under, any Material Contract, except in each case for such breaches or defaults that would not individually or in the aggregate have a Material Adverse Effect.

(c)Except where the failure to be in compliance would not have a Material Adverse Effect, with respect to each contract between the Company, on the one hand, and its owner-operators or independent contractor drivers (“Owner-Operators”), on the other hand, (the “Owner-Operator Contracts”) such Owner-Operator Contracts comply with the federal regulations set forth in 49 C.F.R. Part 376, and all payments, deductions, chargebacks and other actions of the Company with regard to its Owner-Operator Contracts are in compliance with the terms and conditions of such contracts and regulations except when such failure to comply does not result in a Material Adverse Effect. Section 3.09(c) of the Disclosure Schedules includes a true and complete list of all of Owner-Operators as of the date of this Agreement.

(d)Each of the Owner-Operator Contracts (i) complies with all Laws, except where the failure to be in compliance would not have a Material Adverse Effect, (ii) has been duly and validly executed and delivered by the Company and, to Seller’s Knowledge, the respective Owner-Operator, (iii) to Seller’s Knowledge, is in full force and effect and is valid and enforceable in accordance with its terms in all material respects, and (iv)  does not require the consent of any Person in connection with the transactions contemplated hereby. To Seller’s Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) would be reasonably expected to contravene, conflict with or result in a breach of, or give the Company or any other person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to modify any Owner-Operator Contract, except where the event or circumstance would not have a Material Adverse Effect.

(e)The Company has not received written notice of the intention of its Owner-Operators to cease doing business or reduce the business transacted with the Company following the Closing Date as a result of the consummation of the transactions contemplated hereby except to the extent such cessation or reduction would not have a Material Adverse Effect on the Company’s ability to operate its business consistent with past practices; provided, however, that a Material Adverse Effect shall be deemed to have occurred if the Company receives that number of written notices that Owner-Operators are going to cease doing business with the Company as a result of the consummation of the transactions contemplated hereby which, when offset by the number of Owner-Operators hired by the Company after the date of this Agreement but prior to the Closing, results in a net loss of ten or more Owner-Operators.

Section 3.10     Title to Assets; Real Property.

(a)The Company has good and valid (and, in the case of owned Real Property, good and marketable fee simple) title to, or a valid leasehold interest in, all Real Property and tangible personal property and other assets reflected in the Audited Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Liens except for the following (collectively referred to as “Permitted Liens”):

(i)Liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures;

(ii)mechanics, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business;

(iii)easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property;

(iv)other than with respect to owned Real Property, Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; or

(v)other imperfections of title or Liens, if any, that have not had, and would not have, a material effect on the overall value or utility of the Company’s business as currently conducted.

(b)Section 3.10(b) of the Disclosure Schedules lists: (i) the street address of each parcel of owned Real Property; and (ii) the street address of each parcel of leased Real Property, and a list, as of the date of this Agreement, of all leases for each parcel of leased Real Property (collectively, “Leases”), including the identification of the lessee and lessor thereunder.

(c)With respect to the owned Real Property, (i) there are no pending or, to the Knowledge of Seller, threatened, condemnation proceedings, lawsuits or administrative actions relating to the owned Real Property; (ii) title policies for each owned Real Property that Seller has in its records are listed on Section 3.10(c)(ii) of the Disclosure Schedule, and (iii) there are leases, subleases, licenses, concessions, easements, servitudes, rights-of-way, encumbrances or contracts but neither the existence of such rights nor the enforcement of any rights thereunder by any party thereto will have a Material Adverse Effect on the Company’s ability to operate its business consistent with past practices.

(d)Improvements on the owned Real Property are maintained in accordance with the Company’s historical standards and are sufficient for operation of the business of the Company as it is currently conducted.

Section 3.11     Intellectual Property.

(a)“Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (i) trademarks and service marks, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing; (ii) copyrights, including all applications and registrations related to the foregoing; (iii) trade secrets and confidential know-how; (iv) patents and patent applications; (v) internet domain name registrations; and (vi) other intellectual property and related proprietary rights, interests and protections.

(b)Section 3.11(b) of the Disclosure Schedules lists all patents, patent applications, trademark registrations and pending applications for registration, copyright registrations and pending applications for registration and internet domain name registrations owned by the Company. Except as would not have a Material Adverse Effect, the Company owns or has the right to use all Intellectual Property used by it or necessary to conduct the business as currently conducted (the “Company Intellectual Property”).

(c)Except as set forth in Section 3.11(c) of the Disclosure Schedules, or as would not have a Material Adverse Effect, (i) to Seller’s Knowledge, the Company Intellectual Property as currently licensed or used by the Company does not infringe, misappropriate or otherwise violate the Intellectual Property of any other Person and (ii) the Company has not received any written notice claiming that the Company Intellectual Property as currently licensed or used by the Company infringes, misappropriates or otherwise violates the Intellectual Property of any Person and, to Seller’s Knowledge, no Person is infringing, misappropriating or otherwise violating any Company Intellectual Property.

(d)This Section 3.11 constitutes the sole representation and warranty of Seller under this Agreement with respect to any actual or alleged infringement, misappropriation or other violation by Seller and the Company of the Intellectual Property of any other Person.

Section 3.12    Insurance. The Company has insurance policies which provide for coverages which are usual and customary in the business of the Company as to amount and scope. All material insurance policies maintained by the Company or with respect to which the Company is a named insured or otherwise the beneficiary of coverage (collectively, the “Insurance Policies”) are in full force and effect on the date of this Agreement and all premiums due on such Insurance Policies have been paid and will remain in effect immediately following the Closing, except as would not have a Material Adverse Effect. Section 3.12 of the Disclosure Schedules identifies all claims pending against the Company under any of the Insurance Policies, other than claims for less than $100,000 and, to the Knowledge of Seller, each pending claim under any of the insurance policies covering the Company is within the applicable policy limits and, except for any applicable self-retention amount or deductible, should be fully insured.

Section 3.13     Legal Proceedings; Governmental Orders.

(a)Except as set forth in Section 3.13(a) of the Disclosure Schedules, there are no actions, suits, claims, investigations or other legal proceedings pending or, to Seller’s Knowledge, threatened against or by the Company affecting any of its properties or assets (or by or against Seller or the Company), which if determined adversely to the Company (or to Seller thereof) would result in a Material Adverse Effect.

(b)Except as set forth in Section 3.13(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets which would have a Material Adverse Effect.

Section 3.14     Compliance With Laws; Permits.

(a)Except as set forth in Section 3.14(a) of the Disclosure Schedules, the Company is in compliance with all Laws applicable to it or its business, properties or assets, except where the failure to be in compliance would not have a Material Adverse Effect. Except as set forth in Section 3.14(a) of the Disclosure Schedules, the Company has not received any written notice alleging that it or its business, properties or assets currently is not in compliance with any applicable Laws, except where the lack to be in compliance would not have a Material Adverse Effect.

(b)All Permits required for the Company to conduct its business, including those with respect to the owned Real Property, have been obtained by it and are valid and in full force and effect and will remain in effect following the Closing, except where the failure to obtain such Permits would not have a Material Adverse Effect. Except as set forth in Section 3.14(b) of the Disclosure Schedules, the Company has not received any written notice alleging that it is currently in default (or with the giving of notice or lapse of time or both, would be in default) under any Permit or that any Permit may be revoked or modified, except where the effect of such breaches, revocations and modifications would not have a Material Adverse Effect.

(c)None of the representations and warranties contained in Section 3.14 shall be deemed to relate to environmental matters (which are governed by Section 3.15), employee benefits matters (which are governed by Section 3.16), employment matters (which are governed by Section 3.17) or tax matters (which are governed by Section 3.18).

Section 3.15     Environmental Matters.

(a)Except as set forth in Section 3.15(a) of the Disclosure Schedules, or as would not have a Material Adverse Effect, the Company is in compliance with all Environmental Laws and has not, and Seller has not, received from any Person any (i) Environmental Notice or Environmental Claim, or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b)The Company has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Section 3.15(b) of the Disclosure Schedules) necessary for the ownership, lease, operation or use of the business or assets of the Company.

(c)No real property currently owned, operated or leased by the Company is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d)Except as set forth in Section 3.15(d) of the Disclosure Schedules, or as would not have a Material Adverse Effect, in the last five years there has been no Release of Hazardous Materials which could give rise to an Environmental Claim against the Company with respect to the business of the Company and neither the Company nor Seller has received an Environmental Notice that any Real Property (including soils, groundwater, surface water, buildings and other structure located on any such real property), whenever owned, operated or leased by the Company, has been contaminated with any Hazardous Material which could give rise to an Environmental Claim against the Company. With respect to the matters listed on Section 3.15(d) of the Disclosure Schedules, the Company (i) has taken all necessary remediation or remedial actions, and (ii) does not have any further obligations under Environmental Laws with respect to such matters.

(e)The representations and warranties set forth in this Section 3.15 are Seller’s sole and exclusive representations and warranties regarding environmental matters.

Section 3.16     Employee Benefit Matters.

(a)The Company does not have any benefit, retirement, employment, consulting, compensation, incentive, bonus, stock option, restricted stock, stock appreciation right, phantom equity, change in control, severance, vacation, paid time off, welfare and fringe-benefit agreement, plan, policy and program, whether or not reduced to writing, in effect and covering one or more Employees, former employees of the Company, current or former directors of the Company or the beneficiaries or dependents of any such Person (each, a “Benefit Plan”). All Benefit Plans provided to individuals who are employed by Seller to work for the Company are the Benefit Plans of Seller.

(b)The representations and warranties set forth in this Section 3.16 are Seller’s sole and exclusive representations and warranties regarding employee benefit matters.

Section 3.17     Employment Matters.

(a)The Company does not have any Employees. All individuals who work for the Company are employed by Seller.

(b)To Seller’s Knowledge, it is in compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to individuals who work for the Company, except to the extent non-compliance would not result in a Material Adverse Effect. Except as set forth in Section 3.17(b) of the Disclosure Schedules, or as would not have a Material Adverse Effect, there are no actions, suits, claims, investigations or other legal proceedings against the Company pending, or to Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitral tribunal in connection with the employment or termination of employment of any current or former employee of individuals who work for the Company, including any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay or any other employment related matter arising under applicable Laws.

(c)Seller and the Company have correctly classified in accordance with applicable Law all individuals performing services for the Company as common law employees, leased employees,

independent contractors or agents, as applicable, except where such improper classification would not have a Material Adverse Effect.

(d)The representations and warranties set forth in this Section 3.17 are Seller’s sole and exclusive representations and warranties regarding employment matters.

Section 3.18     Taxes.

(a)Except as set forth in Section 3.18 of the Disclosure Schedules:

(i)The Company has filed (taking into account any valid extensions) all Tax Returns required to be filed by the Company. Such Tax Returns are true, complete and correct in all material respects. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. All material Taxes due and owing by the Company have been paid or accrued for in the Financial Statements or in Estimated Working Capital.

(ii)No extensions or waivers of statutes of limitations, time to pay Taxes or file any Tax Return have been given or requested with respect to any Taxes of the Company.

(iii)There are no past, ongoing or, to Seller’s Knowledge, threatened actions, suits, claims, investigations or other legal proceedings by any Governmental Authority against the Company with respect to Taxes.

(iv)The Company is not a party to any Tax-sharing agreement, Tax indemnity or similar agreement.

(v)All Taxes which the Company is obligated to withhold from amounts owing to any employee, creditor or third party have been paid or accrued for in the Financial Statements or in Estimated Working Capital.

(vi)The Company has, since January 1, 2014 through the Closing Date, been treated as a “qualified subchapter ‘S’ subsidiary” (as defined in Code Section 1361(b)(3)(B)) of Seller and has had comparable status under the Laws of any state in which it was required to file any Tax Return, except for Louisiana, New Jersey and Tennessee, which states tax the Company as a C Corporation.

(vii)The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) installment sale or open transaction disposition made on or prior to the Closing Date; (D) prepaid amount received on or prior to the Closing Date; or (E) amended Tax Return filed on or prior to the Closing Date, settlement of any Tax claim or assessment or surrender of any right to claim a Tax refund prior to the Closing Date.

(viii)The Company has no liability for the Taxes of any Person (other than Seller) under Treasury Regulations Section 1.1502-6 (or any similar provision of Law), as a transferee or successor, by contract, or otherwise.

(ix)The Company has not made or changed any election, changed an annual accounting period, adopted or changed any accounting method, filed any amended Tax Return, surrendered any right to claim a refund of Taxes, or taken any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, surrender or other action would have the effect of increasing the Tax liability of the Company for any period ending after the Closing Date or decreasing any Tax attribute of the Company or existing on the Closing Date.

(x)Seller is not a foreign person within the meaning of Section 1445(f)(3) of the Code.

(xi)The Company has not received, been the subject of, or requested a written ruling of a Governmental Authority relating to Taxes, and the Company has not entered into a contract with a Governmental Authority relating to Taxes that would have a continuing effect after the Closing Date.

(xii)There are no Liens with respect to Taxes upon any of the assets or properties of the Company, other than Permitted Liens.

(b)The representations and warranties set forth in this Section 3.18 are Seller’s sole and exclusive representations and warranties regarding Tax matters.

Section 3.19     Tractors and Trailers.

(a)Section 3.19(a) of the Disclosure Schedules sets forth all of the tractors and trailers owned or leased by the Company as of the date hereof. Each of the tractors and trailers owned or leased and in operation by the Company is properly licensed and registered with all applicable Governmental Authorities in accordance with applicable Laws, except where the failure to be in compliance would not have a Material Adverse Effect. Such licenses and registrations on tractors and trailers currently in operation by the Company are current, except where the failure to be in compliance would not have a Material Adverse Effect. All current license plates and stickers on tractors and trailer currently in operation by the Company are properly affixed to such equipment, and all related fees have been paid, except where the failure to comply or make such payments would not have a Material Adverse Effect. Except as set forth in Section 3.19(a) of the Disclosure Schedules and with such exceptions as would not have a Material Adverse Effect, each of the tractors and trailers owned or leased by the Company that are currently in operation: (i) has been maintained in substantial conformity with past practices of the Company, and (ii) meet the ongoing operating condition requirements of the DOT in all material respects. Except as set forth in Section 3.19(a) of the Disclosure Schedules, the Company does not presently have an unsatisfactory or conditional safety fitness rating from the Federal Motor Carrier Safety Administration (the “FMCSA”). There is no pending or, to the Knowledge of Seller, threatened, judicial or administrative proceeding (including any compliance review or FMCSA intervention action) that would result in an unsatisfactory or conditional safety fitness rating.  The Company is in compliance with all applicable DOT regulations, including the leasing regulations set forth in 49 C.F.R. Part 376 and the intermodal equipment regulations set forth in 49 C.F.R. Part 385 and 390, except where the failure to be in compliance would not have a Material

Adverse Effect. The Company has procedures in place to validate its Owner-Operators’ compliance with contractual obligations for insurance coverage, operating authority, safe operations and other relevant factors.

(b)Since January 1, 2016, all tractors and trailers taken as a whole have been operated in compliance with applicable requirements of any leases, secured notes and other financing documents to which the Company, along with such items of equipment, are subject, other than any non-compliance which would not have a Material Adverse Effect.  Section 3.19(b) of the Disclosure Schedules contains a complete and accurate list of all leases pertaining to tractors and trailers, and true and complete copies of which have been delivered or made available to Buyer. All amounts owing by the Company to the other party under any lease of any tractor or trailer or other financing document are paid or are accrued on the Interim Balance Sheet.

Section 3.20     Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

Section 3.21     No Other Representations and Warranties. Except for the representations and warranties contained in this ARTICLE III (including the related portions of the Disclosure Schedules), none of Seller, the Company or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller or the Company, including any representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Buyer and its Representatives (including any information, documents or material made available to Buyer in the Data Room, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Company, or any representation or warranty arising from statute or otherwise in law.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the Disclosure Schedules, Buyer represents and warrants to Seller that the statements contained in this ARTICLE IV are true and correct as of the date hereof through the Closing Date.
Section 4.01    Organization and Authority of Buyer. Buyer is a limited partnership duly formed, validly existing, and in good standing under the Laws of the State of Delaware and is qualified to do business and is in good standing in the State of Texas. Buyer, acting through the General Partner, has all requisite power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Buyer of this Agreement, the performance by Buyer of its obligations hereunder and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.02    No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) result in a violation or breach of any provision of the certificate of limited partnership or partnership agreement of

Buyer; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) except as set forth in Section 4.02 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which Buyer is a party, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for such filings as may be required under the HSR Act and as set forth in Section 4.02 of the Disclosure Schedules and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.

Section 4.03    Investment Purpose. Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Shares are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Buyer is able to bear the economic risk of holding the Shares for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

Section 4.04    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer for which Seller will be liable.

Section 4.05    Legal Proceedings. Except as set forth in Section 4.05 of the Disclosure Schedules, there are no actions, suits, claims, investigations or other legal proceedings pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 4.06    Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller and the Company for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth in ARTICLE III of this Agreement (including the related portions of the Disclosure Schedules); and (b) none of Seller, the Company or any other Person has made any representation or warranty as to Seller, the Company or this Agreement, except as expressly set forth in ARTICLE III of this Agreement (including the related portions of the Disclosure Schedules).

ARTICLE V
COVENANTS

Section 5.01    Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Seller shall, and shall cause the Company to: (a) conduct the business of the Company in the ordinary course of business; and (b) use commercially reasonable efforts to maintain and preserve intact the current organization, business and franchise of the Company and to preserve the rights, franchises, goodwill and relationships of its Employees, customers, lenders, suppliers, regulators and others having business relationships with the Company. From the date hereof until the Closing Date, except as consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Seller shall not cause or permit the Company to take any action that would cause any of the changes, events or conditions described in Section 3.08 to occur.

Section 5.02    Access to Information. From the date hereof until the Closing, Seller shall, and shall cause the Company to: (a) afford Buyer and its Representatives reasonable access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, contracts, agreements and other documents and data related to the Company; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Company as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Seller and the Company to cooperate with Buyer in its investigation of the Company; provided, however, that any such investigation shall be conducted during normal business hours upon reasonable advance notice to Seller, under the supervision of Seller’s personnel and in such a manner as not to interfere with the normal operations of the Company. Notwithstanding anything to the contrary in this Agreement, neither Seller nor the Company shall be required to disclose any information to Buyer if such disclosure would, in Seller’s sole discretion: (x) cause significant competitive harm to Seller, the Company and their respective businesses if the transactions contemplated by this Agreement are not consummated; (y) jeopardize any attorney-client or other privilege; or (z) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement. Prior to the Closing, without the prior written consent of Seller, which may be withheld for any reason, Buyer shall not contact any suppliers to, or customers of, the Company and Buyer shall have no right to perform invasive or subsurface investigations of the Real Property.

Section 5.03    Supplement to Disclosure Schedules. From time to time prior to the Closing, Seller shall have the right (but not the obligation) to supplement or amend the Disclosure Schedules hereto with respect to any matter hereafter arising or of which it becomes aware after the date hereof (each a “Schedule Supplement”). Any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 6.02 have been satisfied; provided, however, that if Buyer has the right to, but does not elect to, terminate this Agreement within three (3) Business Days of its receipt of such Schedule Supplement, then Buyer shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter and, further, shall have irrevocably waived its right to indemnification under Section 7.02 with respect any matter arising after the date hereof, but Buyer shall not have waived its right to indemnification under Section 7.02 with respect to any matter where the inaccuracy or breach existed on the date of this Agreement.

Section 5.04    Governmental Approvals and Other Third-party Consents.

(a)Each party hereto shall, as promptly as possible, use its commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals. If required by the HSR Act and if the appropriate filing pursuant to the HSR Act has not been filed prior to the date hereof, each party hereto agrees to make an appropriate filing pursuant to the HSR Act with respect to the transactions contemplated by this Agreement within ten (10) Business Days after the date hereof and to supply as promptly as practicable to the appropriate Governmental Authority any additional information and documentary material that may be requested pursuant to the HSR Act.

(b)Without limiting the generality of Buyer’s undertaking pursuant to this Section 5.04, Buyer agrees to use its commercially reasonable efforts and to take any and all steps necessary to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation Law that may be asserted by any Governmental Authority or any other party so as to enable the parties hereto to close the transactions contemplated by this Agreement as promptly as possible. In addition, Buyer shall use its commercially reasonable efforts to defend through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any Governmental Order (whether temporary, preliminary or permanent) that would prevent the consummation of the Closing.

(c)All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Seller or the Company with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(d)Seller and Buyer shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.05 and Section 4.02 of the Disclosure Schedules; provided, however, that Seller shall not be obligated to pay any consideration therefor to any third party from whom consent or approval is requested.

Section 5.05    Books and Records.

(a)In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of six (6) years after the Closing, Buyer shall:

(i)retain the books and records (including personnel files) of the Company relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Company; and

(ii)upon reasonable notice, afford the Representatives of Seller reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such books and records.

(b)In order to facilitate the resolution of any claims made by or against or incurred by Buyer or the Company after the Closing, or for any other reasonable purpose, for a period of six (6) years following the Closing, Seller shall:

(i)retain the books and records (including personnel files) of Seller which relate to the Company and its operations for periods prior to the Closing; and

(ii)upon reasonable notice, afford the Representatives of Buyer or the Company reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records.

(c)Neither Buyer nor Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 5.05 where such access would violate any Law.

Section 5.06    Closing Conditions. From the date hereof until the Closing, each party hereto shall, and Seller shall cause the Company to, use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in ARTICLE VI hereof.

Section 5.07    Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 5.08    Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 5.09    Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any real property transfer Tax and any other similar Tax) shall be split between Seller and Buyer and paid when due. Seller shall timely file any Tax Return or other document with respect to such Taxes or fees (and each party shall split the expense and cooperate with respect thereto as necessary).

Section 5.10    Tax Matters.

(a)Seller will prepare and file or cause to be prepared and filed all Tax Returns for any taxable period for the Company that are required to be filed on or before the Effective Time consistent with the past practices of the Company (except as otherwise required by applicable Law) and shall pay or cause to be paid all Taxes due with respect to any such Tax Returns. Buyer shall prepare, or cause to be prepared, and file or cause to be filed all Tax Returns for the Company (i) for taxable periods ending on or before the Effective Time that are required to be filed after the Effective Time and (ii) all Tax Returns in respect of Straddle Periods (all such Tax Returns in clauses (i) and (ii) collectively referred to as “Pre-Closing Tax Returns”) consistent with the past practices of the Company, except as otherwise required by applicable Law. With the exception of any Taxes taken into account in the determination of Final Working Capital, Seller will be responsible for any Taxes of the Company with respect to taxable periods ending on or before the Effective Time and any Taxes that are allocable to the portion of the Straddle Period ending on the Effective Time, as determined pursuant to Section 5.10(b) below. Buyer shall notify Seller of any amounts due from Seller in respect of any such Pre-Closing Tax Return no later than ten (10) Business Days prior to the date on which such Tax Return is due, and Seller shall pay such amounts to Buyer no later than three (3) Business Days prior to the date such Tax Return is due. To the extent permitted by applicable Law, Buyer, Seller and the Company shall treat the Effective Time as the first day of the taxable period in which the Closing occurs.

(b)In the case of a Straddle Period, the amount of any Taxes payable for the portion of such Straddle Period that ends on the Effective Time shall (i) in the case of property or ad valorem Taxes, be deemed to be the amount of Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the portion of such Straddle Period ending on the Effective Time and the denominator of which is the total number of days in such Straddle Period and (ii) in the case of all other Taxes, be determined based on an interim closing of the books as of the close of business on the Effective Time; provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on the Effective Time and the period beginning after the Effective Time in proportion to the number of days in each period.

(c)Buyer and Seller shall cooperate (and cause their respective Affiliates to cooperate) fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of Tax Returns pursuant to Section 5.10(a) and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other parties’ request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and Seller agree to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Effective Time until the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, as applicable, any extensions thereto) of the respective taxable periods, and to abide by all record retention agreements entered into with any Tax authority.

(d)Seller agrees, upon request, to use its commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

(e)All Tax-sharing agreements or similar agreements with respect to or involving the Company shall be terminated as of the Effective Time and, after the Effective Time, the Company shall not be bound thereby or have any liability thereunder.

(f)For U.S. federal income Tax purposes (and state and local Tax purposes where applicable), Buyer, Seller, and the Company intend that the acquisition of the Shares shall be treated as an acquisition of the Company’s assets by Buyer from Seller in a fully taxable exchange, and no position shall be taken by the Company, Buyer, Seller or any Affiliate thereof or caused to be taken by any of the above inconsistent with such intent in connection with any Tax Return, Tax audit or similar proceedings, unless required to do so by a Governmental Authority. Seller and Buyer each agree to allocate the Purchase Price (together with the liabilities of the Company) among the assets of the Company in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder as agreed by Seller and Buyer.. Seller and Buyer shall comply, as mutually agreed in writing (each acting in good faith), with the applicable requirements of Section 1060 of the Code and the Treasury Regulations promulgated thereunder and shall file all information and Tax Returns (and any amendments thereto) in a manner consistent with such allocation as provided in this Section 5.10(f). If, contrary to the intent of the parties hereto as expressed in this Section 5.10(f), any taxing authority makes or proposes an allocation different from that determined in accordance with the terms of this Section 5.10(g), Seller and Buyer shall cooperate with each other in good faith to contest such taxing authority’s allocation (or proposed allocation); provided, however, that after consultation with the party adversely affected by such allocation (or proposed allocation), the other party hereto may file such protective claims or returns as may reasonably be required to protect its interests.

Section 5.11    Intercompany Receivables with MPS. The parties acknowledge that the Balance Sheet and the Interim Balance Sheet for the Company on a consolidating basis contain certain accounts receivable from MPS. Prior to the Closing, the amount of such accounts receivable as of November 30, 2018, shall be distributed to Seller and the Company’s stockholder equity shall be reduced by the amount distributed. Promptly after obtaining December 2018 closing numbers, but no later than January 31, 2019, the financial statements of the Company shall be similarly adjusted for the period from December 1, 2018 through the Effective Time. None of these adjustments shall be taken into account in calculating Working Capital or any adjustment to Working Capital under ARTICLE II of this Agreement.

ARTIVLE VI
CONDITIONS TO CLOSING

Section 6.01    Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)The filings of Buyer and Seller pursuant to the HSR Act, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.

(b)No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(c)Seller shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 3.05 and Buyer shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 4.02, in each case, in form and substance reasonably satisfactory to Buyer and Seller, and no such consent, authorization, order and approval shall have been revoked.

Section 6.02    Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a)The representations and warranties of Seller contained in ARTICLE III shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect (other than with respect to Section 3.02 and Section 3.03, to which this exception shall not apply).

(b)Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c)Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 6.02(a) and Section 6.02(b) have been satisfied.

(d)Buyer shall have received a certificate signed by a duly authorized officer of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby.

(e)Buyer shall have received a certificate signed by a duly authorized officer of Seller certifying the names and signatures of the officers of Seller authorized to sign this Agreement and the other documents to be delivered hereunder.

(f)Seller shall have delivered, or caused to be delivered, to Buyer stock certificates evidencing the Shares, free and clear of Encumbrances, other than Permitted Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank and with all required stock transfer tax stamps affixed.

(g)Seller shall have delivered the signed Master Service Agreement to Buyer executed by a duly authorized officer of Seller.

(h)Seller shall have delivered the signed Amendment No. 3 to Omnibus Agreement to Buyer executed by a duly authorized officer of Seller.

(i)Seller shall have received all consents and approvals from the Persons (other than Governmental Authorities) listed on Schedule 6.02(i), in form and substance reasonably satisfactory to Buyer;

(j)There shall have been no Material Adverse Effect with respect to the Company;

(k)Buyer shall have arranged for and obtained financing reasonably acceptable to Buyer to provide funds to finance the payment of the Purchase Price and such funds shall be available to Buyer for immediate funding on the Closing Date.

(l)Buyer shall have received from Seller a certificate of non-foreign status meeting the requirements of Treasury Regulation section 1.1445-2(b)(2), duly executed and acknowledged, substantially in the form of the sample certificates set forth in Treasury Regulation Section 1.1445-2(b)(2)(iv).

Section 6.03    Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a)The representations and warranties of Buyer contained in ARTICLE IV shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.

(b)Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c)Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of General Partner, that each of the conditions set forth in Section 6.03(a) and Section 6.03(b) have been satisfied.

(d)Seller shall have received a certificate signed a duly authorized officer of General Partner certifying that attached thereto are true and complete copies of all resolutions adopted by the governing authority of the General Partner authorizing the execution, delivery and performance of this Agreement by or on behalf of Buyer and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby.

(e)Seller shall have received a certificate signed by a duly authorized officer of General Partner certifying the names and signatures of the officers of General Partner authorized to sign, on behalf of Buyer, this Agreement and the other documents to be delivered hereunder.

(f)Buyer shall have delivered to Seller cash in an amount equal to the Cash Consideration by wire transfer in immediately available funds, to an account or accounts designated by Seller in accordance with Section 2.03(a)(i).

(g)Buyer shall have delivered the signed Master Services Agreement to Seller executed by a duly authorized officer of Buyer.

(h)Buyer shall have delivered, and shall have caused MMLP and the General Partner to deliver, the signed Amendment No. 3 to Omnibus Agreement to Seller executed by duly authorized officers of Buyer, MMLP and General Partner.

ARTICLE VII
INDEMNIFICATION

Section 7.01    Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months from the Effective Time, provided, however, that any indemnification obligation relating to (i) Sections 3.02, 3.03, 3.10 or 4.01 shall not be limited as to time, (ii) Section 3.18 shall remain in full force and effect until the ninetieth (90th) day following expiration of the applicable statute of limitations applicable to the Tax liability giving rise to the indemnification obligation; and (iii) Section 3.15 shall remain in full force and effect until the date that is thirty-six (36) months from the Effective Time. None of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

Section 7.02    Indemnification By Seller. Solely for the purpose of indemnification under this Section 7.02, the representations and warranties of Seller in this Agreement shall be deemed to have been made without regard to any materiality or Material Adverse Effect qualifiers. Subject to the other terms and conditions of this ARTICLE VII, from and after the Closing, but only with respect to matters before the Effective Time, Seller shall indemnify Buyer, the Company and each of their officers, directors, managers, employees, Affiliates, successors and permitted assigns (collectively, the “Buyer Indemnified Parties”) against, and shall hold each of them harmless from and against, any and all Losses incurred or sustained by, or imposed upon, a Buyer Indemnified Party based upon, arising out of, with respect to or by reason of:

(a)any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement;

(b)any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement; or

(c)(i) any Taxes that are imposed on the Company (or for which the Company is liable) with respect to (A) any taxable period ending on or before the Effective Time, or (B) the pre-Effective Time portion of any Straddle Period, (ii) any Taxes of any Person imposed on the Company as a transferee or successor, by contract or pursuant to any Law, or for any other reason, which Taxes relate to an event or transaction occurring on or before the Effective Time, and (iii) any Taxes arising out of the transactions contemplated by this Agreement to the extent the Liability for such Taxes is not taken into account in the determination of Final Working Capital.

Section 7.03    Indemnification By Buyer. Solely for the purpose of indemnification under this Section 7.03, the representations and warranties of Buyer in this Agreement shall be deemed to have been made without regard to any materiality or Material Adverse Effect qualifiers. Subject to the other terms and conditions of this ARTICLE VII, from and after the Closing, but with respect to all matters after the Effective Time, Buyer shall indemnify Seller and each of its officers, directors, managers, employees, Affiliates, successors and permitted assigns (the “Seller Indemnified Parties”) against, and shall hold each of them harmless from and against, any and all Losses incurred or sustained by, or imposed upon, a Seller Indemnified Party based upon, arising out of, with respect to or by reason of:

(a)any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement; or

(b)any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement.

Section 7.04    Certain Limitations. The party making a claim under this ARTICLE VII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this ARTICLE VII is referred to as the “Indemnifying Party”. The indemnification provided for in Section 7.02 and Section 7.03 shall be subject to the following limitations:

(a)The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 7.02(a) or Section 7.03(a), as the case may be, until the aggregate amount of all Losses in respect of indemnification under Section 7.02(a) or Section 7.03(a) exceeds $1,350,000 (the “Deductible”), in which event the Indemnifying Party shall only be required to pay or be liable for Losses in excess of the Deductible. With respect to any claim as to which the Indemnified Party may be entitled to indemnification under Section 7.02(a) or Section 7.03(a), as the case may be, the Indemnifying Party shall not be liable for any individual or series of related Losses which do not exceed $75,000 (which Losses shall not be counted toward the Deductible). The Deductible and the exclusion of Losses which do not exceed $75,000 shall not apply to matters described in Sections 3.02, 3.03, 3.18 or 4.01.

(b)The aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 7.02(a) or Section 7.03(a) as the case may be, shall not exceed $13,500,000, provided, however, that such limitation shall not apply to any breaches asserted with respect to Sections 3.02, 3.03, 3.18 or 4.01, in which case the maximum indemnification liability of Seller, on the one hand, and Buyer, on the other hand, shall not exceed the Purchase Price.

(c)Payments by an Indemnifying Party pursuant to Section 7.02 or Section 7.03 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually received by the Indemnified Party (or the Company) in respect of any such claim (provided that such Losses shall include any costs associated with such insurance or other recovery, the amount of any deductible and any resulting increase in premiums therefrom). The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies covering any portion of Losses to be reimbursed by an Indemnifying Party or shall assign any rights to pursue any claims against a third-party to the Indemnifying Party.

(d)Payments by an Indemnifying Party pursuant to Section 7.02 or Section 7.03 in respect of any Loss shall be reduced by an amount equal to any Tax benefit actually realized in the year of such Loss or in the year immediately subsequent to the year of such Loss (in the form of a cash Tax refund or a Tax deduction reducing cash Taxes otherwise due and payable, in each case with respect to the Tax Return for the year in which such Loss was incurred or in the year immediately subsequent to the year in which such Loss was incurred by the Indemnified Party and its Affiliates arising from the incurrence or payment of the underlying obligations relating to such indemnity payment).

(e)In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple (other than indemnification for amounts paid or payable to third parties in respect of any Third-Party Claim for which indemnification hereunder is otherwise required).

(f)Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

(g)The right to indemnification in accordance with the provisions of this Article VIII will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any representation, warranty, covenant or obligation set forth in this Agreement.

Section 7.05    Indemnification Procedures.

(a)Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that such failure materially prejudices the Indemnifying Party hereunder. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 7.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof; provided, however, that if the Indemnified Party reasonably believes that counsel for the Indemnifying Party cannot represent both the Indemnitee and the Indemnifying Party in the defense of the Third-Party Claim because such representation would be reasonably likely to result in a conflict of interest between the parties, then the Indemnifying Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party, such action by all appropriate proceedings. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement or if the Indemnifying Party assumes the defense of such Third-Party Claim, the Indemnified Party may, subject to Section 7.05(b), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the provisions of Section 5.05) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(b)Settlement of Third-Party Claims. The Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), except as provided in this Section 7.05(b). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 7.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)Direct Claims. Any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that such failure materially prejudices the Indemnifying Party hereunder. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have ten (10) days after its receipt of such notice to respond in writing to such Direct Claim. During such ten-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such ten-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 7.06    Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 7.07    Exclusive Remedies and Right of Offset. Subject to Section 9.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from intentional fraud or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this ARTICLE VII. Seller hereby grants Buyer the express right to offset, at Buyer’s election, against any Earn-out Payment that has been earned and is then due and payable, any and all amounts due to Buyer under this ARTICLE VII or otherwise under this Agreement, that has actually been established as owed to Buyer by (i) agreement of the parties, (ii) failure of a party to dispute a claim within the applicable time period set forth in this Agreement or (iii) a final and non-appealable verdict. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this ARTICLE VII. Nothing in this Section 7.07 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 9.11 or to seek any remedy on account of intentional fraud or willful misconduct by any party hereto.

ARTICLE VIII
TERMINATION

Section 8.01    Termination. This Agreement may be terminated at any time prior to the Closing:

(a)by the mutual written consent of Seller and Buyer;

(b)by Buyer by written notice to Seller if:

(i)Buyer is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VI and such breach, inaccuracy or failure cannot be cured by Seller by January 31, 2019 (the “Drop Dead Date”); or

(ii)any of the conditions set forth in Section 6.01 or Section 6.02 shall not have been fulfilled by the Drop Dead Date, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c)by Seller by written notice to Buyer if:

(i)Seller is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VI and such breach, inaccuracy or failure cannot be cured by Buyer by the Drop Dead Date; or

(ii)any of the conditions set forth in Section 6.01 or Section 6.03 shall not have been fulfilled by the Drop Dead Date, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d)by Buyer or Seller in the event that:

(i)there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or

(ii)any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 8.02    Effect of Termination. In the event of the termination of this Agreement in accordance with this ARTICLE VIII, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a)as set forth in this ARTICLE VIII and ARTICLE IX hereof; and

(b)that nothing herein shall relieve any party hereto from liability for any intentional breach of any provision hereof.

ARTICLE IX
MISCELLANEOUS

Section 9.01    Expenses. Except as otherwise expressly provided herein (including Section 5.13 hereof), all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, that Buyer shall be responsible for all filing and other similar fees payable in connection with any filings or submissions under the HSR Act.

Section 9.02    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

If to Seller:	Martin Resource Management Corporation 4200 Stone Road Kilgore, Texas 75662 Attention: President and CEO
with a copy to:	Clark Hill Strasburger 901 Main Street, Suite 6000 Dallas, Texas 75202 Attention: Carol Glendenning
If to Buyer:	Martin Operating Partnership L.P. 4200 Stone Rd Kilgore, TX 75662 Attention: Chief Operating Officer
with a copy to:	Munsch Hardt Kopf & Harr, P.C. 500 N. Akard Street, Suite 3800 Dallas, TX 75201-6659 Attention: Michael Hainsfurther

Section 9.03    Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 9.04    Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 9.05    Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 9.06    Entire Agreement. This Agreement constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 9.07    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 9.08    No Third-party Beneficiaries. Except as provided in ARTICLE VII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.09    Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 9.10    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)This Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction).

(b)ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF TEXAS IN EACH CASE LOCATED IN THE CITY OF LONGVIEW AND COUNTY OF GREGG, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER

PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10(c).

Section 9.11    Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 9.12    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 9.13    Non-recourse. This Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney or other Representative of any party hereto or of any Affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim or Action based on, in respect of or by reason of the transactions contemplated hereby.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER:

MARTIN RESOURCE MANAGEMENT CORPORATION

By: /s/ Robert D. Bondurant
Executive Vice President and Chief Financial Officer

BUYER:

MARTIN OPERATING PARTNERSHIP L.P.
By: Martin Operating GP LLC, its general partner
By: Martin Midstream Partners L.P., its sole member
By: Martin Midstream GP LLC, its general partner

By: /s/ Ruben S. Martin, III
President and Chief Executive Officer

EXHIBIT A

Amendment No. 3 to Omnibus Agreement

AMENDMENT NO. 3
TO
OMNIBUS AGREEMENT
This AMENDMENT NO. 3 TO THE OMNIBUS AGREEMENT (this “Amendment”) is hereby entered into on January [__], 2019, to be effective as of 12:01 AM on January 1, 2019 (the “Effective Time”) by Martin Resource Management Corporation, a Texas corporation (“MRMC”), Martin Midstream GP, LLC, a Delaware limited liability company (the “General Partner”), Martin Midstream Partners L.P., a Delaware limited partnership (the “Partnership”) and Martin Operating Partnership L.P. (the “Operating Partnership”). Capitalized terms used but not defined herein are used as defined in the Omnibus Agreement, dated as of November 1, 2002, by and among MRMC, the General Partner, the Partnership and the Operating Partnership, as amended (the “Omnibus Agreement”).
WHEREAS, MRMC, the General Partner, the Partnership and the Operating Partnership entered into the Omnibus Agreement;
WHEREAS, MRMC and the Operating Partnership have entered into that certain Stock Purchase Agreement dated as of October 22, 2018 (the “MTI Agreement”), whereby all of the issued and outstanding equity of Martin Transport, Inc., a Texas corporation, will be sold to the Operating Partnership for cash consideration (the “MTI Transaction”);
WHEREAS, pursuant to the MTI Agreement, MRMC must deliver on the closing date of the MTI Transaction, this Amendment which (i) revises the definition of the term “Business” to include the provision of tank trucking services to third-parties; (ii) revises Articles 5.1, 5.2, 5.3 and 5.4; and (iii) revises Schedule 1 (the “Amendment Purpose”);
WHEREAS, MRMC, the General Partner, the Partnership and the Operating Partnership wish to amend the Omnibus Agreement pursuant to Section 6.8 of the Omnibus Agreement to reflect the Amendment Purpose;
WHEREAS, the Partnership, in accordance with Section 6.8 of the Omnibus Agreement, has received the prior approval of the Conflicts Committee to agree to amend the Omnibus Agreement, as reflected in the resolutions of the Conflicts Committee dated October 22, 2018.
NOW, THEREFORE, in consideration of the premises and the covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, MRMC, the General Partner, the Partnership and the Operating Partnership hereby agree as follows:

Section 1.Amendments to the Omnibus Agreement.

(a)The definition of “Business” as defined in Article 1 is hereby deleted in its entirety and replaced as follows:

“Business” means (i) providing marine and other transportation (including the provision of tank trucking services to third parties), terminalling, refining, processing, distribution and midstream logistical services for hydrocarbon products and by-products, including, without limitation, the refining of crude oil into various grades and quantities of naphthenic lubricants, distillates, asphalt flux and other intermediate cuts, (ii) manufacturing and marketing fertilizers and related sulfur-based products and (iii) lubricants blending and packaging business.

(b)    Section 5.1 is hereby amended to read in its entirety as follows:

5.1    Grant of License. MRMC hereby grants to the Partnership Entities and the Partnership Entities hereby accept, a nontransferable royalty-free right and license to use the Names and Marks in connection with the Business during the term of this Agreement.

(c)    Section 5.2 is hereby amended to read in its entirety as follows:

5.2    Use. All use of and reference to the Names and Marks by the Partnership Entities shall be generally approved by MRMC prior to such use or reference, and all such use and reference shall conform with such instructions and quality standards as MRMC from time to time may issue. MRMC shall have 30 days from the submission of approval to approve or disapprove of the use or reference. Failure on the part of MRMC to act within such 30-day period shall be deemed to constitute approval. In no even shall use of or reference to the Names and Marks be inconsistent in form or content with the sole ownership of the Names and Marks by MRMC. All use of the Names and Marks by the Partnership Entities, their agents, servants, employees and vendees, shall inure solely to the benefit of MRMC. MRMC shall have the right to make reasonable inspection of the Partnership Entities’ goods sold and services rendered in connection with the Names and Marks to protect the goodwill of MRMC associated with the Names and Marks.

(d)    Section 5.3 is hereby amended to read in its entirety as follows:

5.3    Variations. The Partnership Entities shall not adopt and commence using any variations of the Names and Marks, or any other names and marks confusingly similar thereto, without the prior approval of MRMC. MRMC shall have 30 days from the submission of approval to approve or disapprove of the variation. Failure on the part of MRMC to act within such 30-day period shall be deemed to constitute approval.

(e)    Section 5.4 is hereby amended to read in its entirety as follows:

5.4    Nontransferable. The license granted to the Partnership Entities to use the Names and Marks is not assignable or transferable, and it shall not inure to the benefit of any other Person, including, without limitation, a trustee in bankruptcy or any other successor to any of the Partnership Entities, whether by operation of law or otherwise; provided, however, that the Partnership shall be entitled to sublicense the Names and Marks to any of its direct or indirect Subsidiaries.

(f)    Schedule 1 is hereby amended to additionally include the tradenames and logos listed in Exhibit A as attached hereto and incorporated by reference. Except for the additions to Schedule 1 attached hereto, the Schedule 1 attached to the Omnibus Agreement shall remain in full force and effect.

Section 2.Ratification of the Omnibus Agreement. Except as expressly modified and amended herein, all of the terms and conditions of the Omnibus Agreement shall remain in full force and effect.

Section 3.Governing Law. This Amendment shall be subject to and governed by the laws of the State of Texas, without regard to conflicts of laws principles.

Section 4.Counterparts. This Amendment may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart of this Amendment by PDF or telecopy shall be effective as delivery of a manually executed counterpart of this Amendment.

REMAINDER OF PAGE INTENTIONALLY BLANK. SIGNATURE PAGES FOLLOW.

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment on the date first written above to be effective as of the Effective Time.
MARTIN MIDSTREAM PARTNERS, L.P.
By: MARTIN MIDSTREAM GP LLC
on behalf of itself and on behalf of Partnership
and its General Partner

By:
Robert D. Bondurant
Executive Vice President and Chief
Financial Officer

MARTIN OPERATING PARTNERSHIP L.P.

By: Martin Operating GP LLC, its general partner
By: Martin Midstream Partners L.P., its sole member
By: Martin Midstream GP LLC, its general partner

By:
Name:
Title:

MARTIN RESOURCE MANAGEMENT
CORPORATION

By:
Robert D. Bondurant
Executive Vice President and Chief
Financial Officer

EXHIBIT A

Martin Transport, Inc.
Martin Transport
Martin Transport, Inc. of Texas
Martin Transport - Texas

EXHIBIT B

Master Services Agreement

MASTER SERVICES AGREEMENT
THIS MASTER SERVICES AGREEMENT (“Agreement”), dated as of January [__], 2019 (the “Closing Date”), to be effective as of 12:01 a.m. January 1, 2019 (the “Effective Time”), is by and between Martin Transport, Inc., a Texas corporation (the “Company”), and Martin Resource Management Corporation, a Texas corporation (“MRMC”). The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.”
RECITALS
WHEREAS, in connection with the sale by MRMC of all the shares of common stock in the Company to Martin Operating Partnership L.P., a Delaware limited partnership (“MOP”), pursuant to the terms and conditions of that certain Stock Purchase Agreement by and between MRMC and MOP as of dated October 22, 2018 (the “Purchase Agreement”), the Parties desire to enter into this Agreement to evidence their understandings, as more fully set forth in this Agreement;
WHEREAS, immediately prior to the closing of the transactions contemplated by the Purchase Agreement the Company is a direct subsidiary of MRMC;
WHEREAS, MRMC provides certain of its subsidiaries, including the Company, with certain management services; and
WHEREAS, the Company desires to obtain from MRMC, and MRMC desires to provide to the Company, certain specified management services;
NOW, THEREFORE, in consideration of mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I
DEFINITIONS
Capitalized terms used herein and not defined have the meaning set forth for such terms in the Purchase Agreement.
ARTICLE II
AGREEMENTS REGARDING MANAGEMENT SERVICES

2.01    Term. Subject to Section 2.11, the term of this Agreement shall commence on the Effective Time and continue for a period of one year thereafter; provided, however, that the term of this Agreement shall be automatically extended for additional one year terms unless either of the Parties hereto gives at least ninety (90) days prior notice of its intent that the Agreement will terminate on the last day of the Term (each one year term period, the “Term”).

2.02    Scope of Management Services. During the Term, subject to all of the terms of this Agreement, MRMC will provide, or cause to be provided, to the Company, through MRMC or certain of MRMC’s or its Affiliates’ employees, agents, contractors or otherwise, the management services set forth on Exhibit A hereto (the “Management Services”).

2.03    Cooperation. The Company and MRMC shall cooperate with each other, and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives to cooperate with each other as necessary in order for MRMC to provide the Management Services to the Company. The Company agrees to provide MRMC, in a timely manner, the information necessary for MRMC to provide the Management Services.

2.04    Fees and Expenses. The following fees and expenses shall apply to the provision of Management Services by MRMC to the Company pursuant to this Agreement:

(a)Monthly Fee. For each month during the Term, the Company shall pay to MRMC a monthly fee of $341,666.67 (such amount, the “Monthly Fee”), and the first payment shall be made in advance on the Effective Date.

(b)Direct Expenses. In addition to the Monthly Fee and for each month during the Term, the Company shall reimburse MRMC for all direct expenses incurred by MRMC associated with the provision of Management Services (the “Direct Expenses”).

2.05    Payment, Pricing, and Billing. MRMC will invoice the Company in advance for the (a) Monthly Fee and (b) Direct Expenses, if any, that are incurred or anticipated to be incurred for each month. The Company will pay to MRMC all amounts due under the invoice on or before the first of the month. Direct Expenses will be estimated but trued up at the end of any month, with the payment of any shortage due from the Company to MRMC, or any excess due from MRMC to Company, to be paid within ten days of the end of the month.

2.06    Records. During the Term, MRMC shall provide to the Company (and its counsel, auditors, accountants, agents, advisors or other representatives) reasonable access to and permission to make copies of the records or accounts relating to this Agreement.

2.07    No Ownership Right or License. The Company acknowledges that it is not acquiring by virtue of this Agreement any ownership right or license to any item of equipment or software utilized by MRMC in providing the Management Services and that its non-exclusive right to use such equipment and software shall cease upon the expiration or termination of this Agreement. The Company further acknowledges that all equipment and software owned or licensed by MRMC and utilized by MRMC in providing the Management Services shall at all times remain the property of MRMC or of the equipment or software owner, whichever is applicable, and that the Company shall have no right at any time or by any means to copy, reproduce, or make available to any other party any of the equipment, software or related documentation utilized by MRMC in providing the Management Services. MRMC acknowledge that all data and information related to the Company and processed by MRMC on such equipment and software shall at all times remain the property of the Company and that such data and information shall be subject to the provisions of Section 3.10.

2.08    Insurance.

(a)Coverage. During the term of this Agreement, MRMC shall procure, at the Company's expense (including the payment as and when necessary of related deductible, retention and/or co-payment amounts required thereunder), directly in the Company's name (or, subject to the Company's approval, indirectly by being named as an additional insured under similar policies maintained by MRMC), insurance of the type and with aggregate coverage limits of not less than, and related deductible, retention and/or co-payment amounts based on the then current circumstances of the Company’s business. Coverage shall be placed with insurers approved by the Company; provided, however, that until further notice, the Company consents to the insurers selected by MRMC and to being named as an additional insured under similar policies maintained by MRMC. The Company shall promptly reimburse MRMC, on an as and when incurred basis, for the Company's actual direct cost or indirect pro rata cost of all such insurance.

(b)All insurance policies shall contain waivers by the insurers of their rights of subrogation, if any, against MRMC. All insurance policies, excluding worker's compensation, shall name MRMC as an additional insured, and shall include endorsements stating that such policies are primary to any other insurance coverage available through MRMC. All policies shall also be endorsed to provide that the insurance may not be canceled or materially modified without 30 days advance written notice to MRMC and the Company.

2.09    Standard of Performance. Subject to all of the terms and conditions of this Agreement, MRMC use commercially reasonable efforts to provide to the Company the Management Services in material compliance with all applicable laws and MRMC’s policies, practices, and procedures in effect immediately prior to the date of this Agreement. The Company hereby acknowledges that MRMC is not in the business of providing such Management Services other than for its own benefit and that, except as set forth in this Section 2.09, MRMC in providing such Management Services does not otherwise warrant or assume any responsibility for the Management Services. EXCEPT AS PROVIDED IN THIS SECTION 2.09, EACH PARTY EXPRESSLY DISCLAIMS (a) ANY WARRANTIES, EXPRESS OR IMPLIED, AS TO THE ADEQUACY OR QUALITY OF THE MANAGEMENT SERVICES, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND (b) ANY WARRANTY AS TO THE ACCURACY OR COMPLETENESS OF ANY INFORMATION, DATA, OR OTHER MATERIALS (WRITTEN OR ORAL) FURNISHED TO A PARTY BY THE OTHER PARTY OR ANY OF THE OTHER PARTY’S AFFILIATES IN CONNECTION WITH THE MANAGEMENT SERVICES.

2.10    Limitation of Liability, Indemnification.

(a)EACH PARTY SHALL RELEASE, DEFEND, INDEMNIFY, AND HOLD HARMLESS THE OTHER PARTY AND ITS RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS FROM ANY AND ALL DAMAGES, PENALTIES, FINES, ASSESSMENTS, CHARGES, COSTS, LIABILITIES, OBLIGATIONS, TAXES, LOSSES, EXPENSES AND FEES (INCLUDING COSTS OF INVESTIGATION, COURT COSTS, COSTS OF DEFENSE AND REASONABLE FEES OF ATTORNEYS, ACCOUNTANTS AND OTHER PROFESSIONAL ADVISORS AND EXPERT WITNESSES) (COLLECTIVELY, “LOSSES”) INCURRED BY THIRD PARTIES ARISING OUT OF THE BODILY INJURY, ILLNESS, OR DEATH OR LOSS OR DAMAGE TO PROPERTY OF ANY THIRD PARTY ARISING OUT OF THIS AGREEMENT AND/OR SERVICES PERFORMED PURSUANT TO THE TERMS OF THIS AGREEMENT TO THE EXTENT CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE INDEMNIFYING PARTY.

(b)NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT OR LAW TO THE CONTRARY, IN NO EVENT WILL ANY PARTY, OR ITS AFFILIATES, BE LIABLE TO THE OTHER PARTY, OR ITS AFFILIATES, FOR ANY INDIRECT, EXEMPLARY, PUNITIVE, INCIDENTAL OR CONSEQUENTIAL DAMAGES OR EXPENSES, INCLUDING LOSS OF PROFITS OR SAVINGS DUE TO BUSINESS INTERRUPTIONS OR OTHERWISE, IN CONNECTION WITH THIS AGREEMENT OR ANY CLAIM ARISING FROM OR RELATING TO THIS AGREEMENT.

2.11    Termination. Notwithstanding anything in this Agreement to the contrary:

(a)The Company may immediately terminate this Agreement by written notice to MRMC (i) upon the occurrence of any Bankruptcy Event with respect to MRMC, or (ii) if MRMC shall have breached any provision hereof in any material respect and shall not have cured such breach within 30 days (provided that if such breach is not reasonably capable of cure within such 30 day period, then the cure period shall be extended for up to an additional 60 days provided that MRMC commenced the cure during the initial 30 day period and thereafter diligently pursue the cure thereof to completion) after the Company shall have provided written notice of such breach with reasonable specificity thereof to MRMC.

(b)MRMC may immediately terminate this Agreement by written notice to the Company (i) upon the occurrence of any Bankruptcy Event with respect to the Company, or (ii) if the Company shall have breached any provision hereof in any material respect and shall not have cured such breach within 30 days (provided that if such breach is not reasonably capable of cure within such 30 day period, then the cure period shall be extended for up to an additional 60 days provided that the Company commenced the cure during the initial 30 day period and thereafter diligently pursues the cure thereof to completion) after MRMC shall have provided written notice of such breach with reasonable specificity thereof to the Company.

(c)For purposes of Section 2.11, “Bankruptcy Event” means, with respect to any Person, the occurrence of one or more of the following events: (i) such Person (A) admits in writing its inability to pay its debts as they become due, (B) files, or consents or acquiesces by answer or otherwise to the filing against it of, a petition for relief or reorganization or rearrangement, readjustment or similar relief or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, dissolution, reorganization, moratorium or other similar law of any jurisdiction, (C) makes an assignment for the benefit of its creditors, (D) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (E) is adjudicated as bankrupt or as insolvent or to be liquidated, (F) gives notice to any Governmental Authority of insolvency or pending insolvency, or (G) takes corporate action for the purpose of any of the foregoing; or (ii) a court of Governmental Authority of competent jurisdiction enters an order appointing, without consent by such Person, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of such Person, or any such petition shall be filed against such Person.

(d)In the event of any such termination, the Company shall remain liable for all accrued and unpaid fees and expenses payable hereunder to MRMC through the effective date of such termination.

ARTICLE III
MISCELLANEOUS

3.01    Independent Contractor Relationship. The relationship of MRMC to the Company established under this Agreement with respect to the Management Services is contractual. MRMC is an independent contractor and nothing in this Agreement will be construed to designate MRMC or any of its Affiliates as employees, agents, joint venturers, or partners of the Company or any of its Affiliates in respect of the Management Services.

3.02    Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Texas, without giving effect to the conflicts of laws principles (whether of the State of Texas or otherwise) that would result in the application of the laws of any other jurisdiction.

3.03    Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or if mailed (first class postage prepaid)

or deposited with a reputable overnight courier for next Business day delivery, to the Parties at the following addresses:
If to MRMC, to:
Martin Resource Management Corporation
4200 Stone Road
Kilgore, Texas 75662
Attn: General Counsel

If to the Company, to:
Martin Transport, Inc.
4200 Stone Road
Kilgore, Texas 75662
Attn: Vice President - Land Transportation

All such notices, requests and other communications will: (a) if delivered personally to the address as provided in this Section, be deemed given upon delivery, and (b) if delivered by mail or reputable overnight courier in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any Party from time to time may change its address or other information for the purpose of notices to that Party by giving notice specifying such change to the other Parties.
3.04    Entire Agreement. This Agreement, the Exhibit hereto, and the definitions in the Purchase Agreement used herein constitute the entire agreement of the Parties relating to the matters contained herein, and supersede all prior contracts, agreements, representations, warranties or understandings, whether oral or written, relating to the matters contained herein.

3.05    Jointly Drafted. This Agreement, and all the provisions of this Agreement, shall be deemed drafted by all of the Parties, and shall not be construed against any Party on the basis of that Party’s role in drafting this Agreement.

3.06    Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

3.07    Amendment or Modification. This Agreement may be amended or modified only by the written agreement of the Parties.

3.08    No Assignment. No Party shall assign its rights or obligations under this Agreement without the prior written consent of the other Party. Any permitted assignee shall agree in writing to be bound by the terms of this Agreement.

3.09    Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.

3.10    Confidentiality. Unless (a) compelled to disclose by judicial or administrative process or by other requirements of Law, (b) disclosed in an action or proceeding brought by a Party in pursuit of its rights or in the exercise of its remedies hereunder, (c) disclosed to such Party’s attorneys, accountants and representatives who agree to keep such information confidential or are bound by fiduciary or other existing obligations of confidentiality, each Party will hold, and will use its best efforts to cause its Affiliates and their respective representatives to hold, in strict confidence from any Person (other than any such Affiliate or representative), all documents and information concerning each other Party or any of its Affiliates furnished to it by such other Party or such other Party’s representatives in connection with this Agreement or the transactions contemplated hereby, except to the extent that such documents or information can be shown to have been: (x) previously known by the Party receiving such documents or information, (y) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving Party, or (z) later acquired by the receiving Party from another source if the receiving Party is not aware that such source is under an obligation to another Party to keep such documents and information confidential.

3.11    Equitable Remedies. The Parties acknowledge and agree that each Party would be damaged irreparably, and would have no adequate remedy at Law, in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof, this being in addition to any other remedies to which such Party is entitled at Law or equity, without proof of actual damages or any obligation to post any bond or other security as a prerequisite to obtaining equitable relief. Each of the Parties agrees not to dispute or resist any such application for relief on the basis that such Party has an adequate remedy at Law or that damage arising from such non-performance or breach is not irreparable.

3.12    Fees and Expenses. In the event that any Party shall file suit to enforce the covenants contained in this Agreement (or obtain any other remedy in respect of any breach thereof), the prevailing Party in the suit shall be entitled to recover, in addition to all other damages to which it may be entitled, the costs incurred by such Party in conducting the suit, including reasonable attorney’s fees and expenses.

3.13    Counterparts. This Agreement may be executed in any number of counterparts, any of which may be delivered via PDF, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

3.14    Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any Party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof and (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

3.15    No Third Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of the Parties and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person.

3.16    Submission to Jurisdiction. The Parties hereby agree that any proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby, whether in contract, tort or otherwise, shall be brought in the State of Texas District Court located in Gregg County, Texas. Each of the Parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such proceeding in any such court or that any such proceeding which is brought in any such court has been brought in an inconvenient form. Service of process, summons, notice or other document by registered mail to the address set forth in Section 3.03 shall be effective service of process for any proceeding brought in any such court.

3.17    Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each Party agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and such transactions.

3.18    Waiver of Jury Trial. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT AND THE RELATIONSHIP THAT IS BEING ESTABLISHED. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
[Signature Page Immediately Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first above written to be effective as of the Effective Time.
MARTIN RESOURCE MANAGEMENT CORPORATION

By:
Name:
Title:

MARTIN TRANSPORT, INC.

By:
Name:
Title:

EXHIBIT A

MANAGEMENT SERVICES

(a)	Tax services, including without limitation, general tax planning and filing of state and federal income tax returns.

(b)	Financial planning and reporting services, including without limitation, the preparation of periodic balance sheets, income statements and budgets.

(c)	Treasury services, including without limitation, the management of working capital and currency.

(d)	Strategic planning services.

(e)	Acquisition and divestiture services.

(f)	General legal oversight services, including, without limitation, review of Company contracts and monitoring, defending and prosecuting legal claims.

(g)
Financial advisory services, including without limitation, advisory services relating to debt and equity offerings (excluding any necessary third party investment banking, agent and/or syndication services in connection with the foregoing, which the Company will retain, at its expense, on an as and when needed basis).

(h)	Ancillary management oversight services, including without limitation, sales and marketing planning.

(i)	Administrative services, including, without limitation, payroll services and services incident to the provision of retirement and health and welfare benefits.

(j)	Risk management services as specified by the Company, including without limitation, selecting and maintaining insurance coverages.

(k)	Billing services, payable services and safety services.

(l)	Office space, equipment, telecommunications, and other office services for the Company.

(m)	Document and data storage and offsite backup services.

(n)	Obtaining, maintaining and renewing, and granting the use to the Company, of all permits, licenses and other governmental and private rights necessary to conduct the business of the Company.

(o)	General purchasing services.

(p)	Information technology and related services.
For Direct Costs those costs will be directly billed to the Company while overhead costs associated with the provision and maintenance of those services shall be part of the Management Services provided under the Agreement.